Exhibit 10.4

CUSTODIAL AGREEMENT

This Custodial Agreement (this “Agreement”) is effective as of July 12, 2011 (the “Effective Date”), by and between J.G. Wentworth, LLC, a Delaware limited liability company (“JGW”), and Peach Group Holdings Inc., a Delaware corporation (“Peach Group”). JGW and Peach Group may each be individually referred to as a “Party” in this Agreement and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of February 19, 2011, by and among JGW, Peach Group, Peach Acquisition LLC, Peach Holdings, Inc. and Orchard Acquisition Company, as amended (the “Merger Agreement”) (capitalized terms have the meaning assigned to them in the Merger Agreement unless otherwise defined herein);

WHEREAS, in connection with the Merger Agreement, the entities listed on Schedule A attached hereto will be retained as assets of Peach Group following the Closing;

WHEREAS, except as provided in Section 4 below, the infrastructure, forms, research, pricing or other models, know-how, policies and procedures and any other assets reasonably necessary or useful in conducting a life settlement business (the “Infrastructure Assets”) are assets of Settlement Funding, LLC and ownership thereof will not be impacted or affected by the terms of this Agreement;

WHEREAS, in connection with the Merger Agreement, the Parties have agreed for a limited period of time after the Closing to maintain and provide access to the documents specified herein; and

WHEREAS, JGW is willing to provide, or cause its Subsidiaries to provide, and Peach Group desires to contract for, certain document maintenance and storage services, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1. SERVICES

1.1 Services Provided. JGW shall provide (or shall cause its Subsidiaries to provide) the records storage services further described herein (the “Services”) with respect to all books, records and financial, operating and tax data and documents (including the records listed on Schedule A attached hereto) (the “Records”) of the entities listed on Schedule A for the periods of time specified on Schedule A or, if not so specified, until the end of the Term (as defined below); provided, however, that any Records of TitleMasters Holding, LLC and its subsidiaries (“TitleMasters”) as listed on Schedule A (but not including any assets or related rights of TitleMasters which were previously transferred to Peach PDA Co., LLC and which are not subject to the terms hereof) shall only be subject to the terms of this Agreement in the event of a completed wind up of the operations of TitleMasters pursuant to the terms of that certain Letter Agreement, dated February 19, 2011 (the “TitleMasters Side Letter”), by and among JLL Partners Inc., JGW, Peach Acquisition LLC and PGHI; provided, further that in the event such completed wind up does not occur, the Parties hereby agree that all references to TitleMasters and its Records shall be deemed removed from Schedule A. JGW shall notify Peach Group at least (30) business days prior to the end of a period of time specified on Schedule A in advance of destroying any Records, in order to provide Peach Group with the opportunity to copy such Records (at Peach Group’s sole cost and expense).

1.2 Authorization. Peach Group shall provide JGW with a written list of all employees, independent contractors and/or agents that Peach Group has authorized to access the Records on Peach Group’s behalf (“Authorized Users”), and shall send written notice to JGW of any changes to such list. The Parties acknowledge that JGW’s or its Subsidiaries’ delivery of the Records to any individual or entity set forth in the then-current list of Authorized Users shall constitute delivery to Peach Group.

1.3 Records Access and Maintenance. Upon five (5) business days’ prior written notice from Peach Group or an Authorized User, JGW shall, or shall cause its Subsidiaries to, provide Peach Group and its Authorized Users reasonable access to the Records on business days during normal business hours to access, review and copy (at Peach Group’s sole cost and expense) the Records for the following limited purposes (the “Permitted Uses”): (a) to satisfy its obligations as master servicer as contemplated in the Merger Agreement, and for any regulatory matters related thereto; (b) to defend or prosecute the LSC Matters, or for any other purpose relating to resolving the LSC Matters; (c) to defend or prosecute any future litigation or obligation or pursue any right under any financing facility in respect of any life settlement asset or Peach Distribution Asset owned by Peach Group as of the date hereof; and (d) to defend or prosecute any future litigation or obligation in respect of, and for any regulatory matters related to, TitleMasters and the TitleMasters Business. Under no circumstances shall Peach Group or its Affiliates use the Records to originate or acquire new life settlements. For the avoidance of doubt, JGW shall be entitled to use the Records (i) to originate and acquire new life settlement business and (ii) to act as sub-servicer for Peach Group. JGW shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain and protect the Records during the Term.

2. MANNER OF PERFORMANCE; NATURE OF RELATIONSHIP; IDENTIFICATION, SEGREGATION AND FURTHER ASSURANCES

2.1 Manner of Performance. JGW or its Subsidiaries shall perform the Services in a professional manner with commercially reasonable skill, care and diligence, and in compliance with applicable Laws. JGW shall have no liability hereunder for any actions it takes at the direction or authorization of Peach Group.

2.2 Subcontracting. JGW and its Subsidiaries shall be permitted to subcontract the performance of Services or any of its other obligations hereunder; provided, that (i) any such subcontractor shall agree to be bound by the terms of this Agreement to the same extent as if they were parties hereto and (ii) JGW and its Subsidiaries shall be responsible for any failure to comply with the terms of this Agreement by its subcontractor (to the extent JGW would be responsible if it were to have failed to comply) and take at its sole expense all reasonable measures (including court proceedings) to restrain its subcontractor from prohibited or unauthorized disclosure or use of the Records.

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2.3 Relationship. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership, agency, fiduciary or employment relationship between the Parties.

2.4 Identification and Segregation. Peach Group, at its sole cost and expense, agrees to assist JGW during the six month period following the point in time JGW identifies a liaison pursuant to the last sentence of this Section 2.4 (the “Identification Period”) to identify the location and format of each of the Records that will be covered by this Agreement so that JGW can segregate all Records covered by this Agreement. Peach Group also agrees to cooperate with JGW to narrow the scope and description of the Records required to be maintained under the Litigation Hold Notices (as that term is defined in Exhibit 1 to Schedule A) so that those Records may also be identified and segregated. In furtherance and not in limitation of the foregoing, Peach Group will make Craig Lessner, or such other person or persons who have knowledge of these Records and any related Litigation Hold Notices and the underlying litigation, available to JGW, at Peach Group’s sole cost and expense, to complete this work during the Identification Period, it being understood and agreed that only those Records that can be identified and segregated during the Identification Period will be covered by this Agreement. Within thirty days of the Closing, JGW will identify a liaison to manage the process from JGW’s side and that person (or any other person subsequently identified by JGW as its liaison) will be the sole contact with Peach Group with respect to access to the Records and other actions required by JGW under this Agreement.

2.5 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

3. PAYMENT

3.1 Fees. Peach Group shall pay the fees set forth in Schedule B hereto (“Fees”). All Fees shall be due and payable within five (5) business days after the date of Peach Group’s receipt of an invoice for Fees due hereunder.

3.2 Modification of Fees. The Fees may not be modified other than pursuant to a written agreement by the Parties.

4. OWNERSHIP

4.1 Ownership of Records. The Parties acknowledge and agree that any Records which constitute Infrastructure Assets are assets of Settlement Funding, LLC and following the Closing the Infrastructure Assets will remain the property of Settlement Funding, LLC; provided, however, that any Records whether embedded in Infrastructure Assets or otherwise, related to specific life settlements that Peach Group previously purchased or considered purchasing and the Records related to any financings of those assets shall be Peach Group assets.

4.2 Limited License. JGW hereby grants to Peach Group a non-exclusive, limited license during the Term and thereafter to copy and use the Records (including Infrastructure Assets) solely in furtherance of the Permitted Uses and to maintain any Records that it is required by law to maintain. Peach Group hereby grants to JGW an exclusive license to copy and use the Infrastructure Assets which Peach Group owns, subject only to Peach Group’s use of such assets in connection with the Permitted Uses.

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5. CONFIDENTIALITY

5.1	Confidentiality.

5.1.1	“Confidential Information” shall mean the Records and all other information, whether in written, electronic or oral form, directly or indirectly disclosed by either Party, its Subsidiaries or their officers, directors, employees, representatives or agents (collectively, “Representatives”) to the other Party or its Representatives in connection with the activities contemplated by this Agreement and that, in the case of any information other than the Records, would reasonably be expected to be confidential under the circumstances. Notwithstanding the foregoing, Confidential Information shall not include any information, other than the Records, which (a) was publicly known and made generally available prior to disclosure by either Party, its Subsidiaries or their Representatives to the other Party or its Representatives; (b) becomes publicly known and made generally available, through no action of the other Party or its Representatives, after disclosure by such Party, its Subsidiaries or their Representatives; (c) is already in the possession of the other Party or its Representatives prior to disclosure by such Party, its Subsidiaries or their Representatives and not subject to any confidentiality, non-disclosure or similar restrictions; (d) is obtained by the other Party or its Representatives from a third party without, to the knowledge of the other Party or its Representatives, a breach of such third party’s obligations of confidentiality; or (e) is independently developed by the other Party or its Representatives without use of or reference to the Confidential Information.

5.1.2	Peach Group and its Representatives shall use the Confidential Information solely in furtherance of the Permitted Uses and the Parties and their respective Representatives shall take reasonable precautions to protect the confidentiality of the Confidential Information, which precautions shall be at least equivalent to those taken by such Party to protect its own Confidential Information of a similar nature. In the event that either Party or its Representatives are requested pursuant to, or required by, applicable Law to disclose any of the Confidential Information, such Party shall be permitted to disclose such Confidential Information to the extent required to be disclosed by applicable Law; provided, that such Party (i) gives the other Party prompt written notice of such request or requirement prior to such disclosure in order to enable the other Party to seek an appropriate protective order or other remedy (and if the other Party seeks such an order, then such Party and its Representatives shall provide all reasonably requested assistance in obtaining such order at the other Party’s sole expense); and (ii) consults with the other Party with respect to taking steps to resist or narrow the scope of such request, at the other Party’s sole expense, or to waive compliance, in whole or in part, with the terms of this Section 5.1. In the event that such protective order or other remedy is not obtained, such Party may disclose only that portion of Confidential Information that such Party is advised by counsel is legally required to be disclosed, and shall use its commercially reasonable best efforts to preserve the confidentiality of the remainder of the Confidential Information.

5.2 Injunctive Relief. The Parties understand, acknowledge and agree that their remedies at law upon a breach by the other Party or any of the other Party’s Representatives may be

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insufficient. Thus, if either Party or any of such Party’s Representatives breaches or threatens to breach any provision of this Agreement, the other Party shall be entitled to injunctive relief in addition to all of its other remedies.

6. TERM AND TERMINATION

6.1 Term. This Agreement shall commence on the Effective Date and remain in full force and effect until seven (7) year(s) from the Effective Date, unless (i) a later date is expressly provided on Schedule A or (ii) this Agreement is earlier terminated in accordance with Section 6.2 or Schedule B (the “Term”).

6.2 Termination. This Agreement may be terminated, in whole or in part, at any time by the mutual consent of JGW and Peach Group.

6.3 Effect of Termination. The termination or expiration of the Term of this Agreement shall not limit any other right or remedy either Party may have with respect to liabilities accruing before the effective date of termination. Upon termination or expiration of the Term of this Agreement, (i) JGW shall either return or, upon at least thirty (30) business days prior written notice to Peach Group in order to provide Peach Group with the opportunity to copy the Records (at Peach Group’s sole cost and expense), destroy all of the Records; and (ii) each Party shall return to the other Party or destroy any other written Confidential Information, using commercially reasonable methods.

6.4 Survival. Sections 3.1 (to the extent required in relation to any outstanding payment obligations), 4, 5, 6.3, 6.4, 7, 8 and 9 of this Agreement, and any other rights or obligations which by their nature are intended to survive, shall survive termination or expiration of this Agreement.

7. INDEMNIFICATION

7.1 Indemnification. Peach Group shall indemnify, defend and hold harmless JGW, its Subsidiaries and their Representatives from and against any and all claims, causes of action, demands, liabilities, losses, damages, expenses and costs (including reasonable attorneys’ fees) (“Claims”) arising from Peach Group’s or its Representatives’ violation of Section 5 or any other unauthorized release or disclosure of the Records. JGW shall indemnify, defend and hold harmless Peach Group, its Subsidiaries and their Representatives from and against any and all Claims arising from JGW’s or its Representatives’ violation of Section 1 or 5.

7.2 Indemnification Procedures. In the event that either Party seeks any indemnification under Section 7.1, such Party shall promptly notify the other Party in writing of any Claim for which it seeks indemnification; provided, that either Party’s failure to timely provide such notice shall not relieve the other Party of its indemnification obligations except to the extent that the other Party can demonstrate actual prejudice as a result of such failure. The indemnifying Party shall have the right to participate and be represented in the defense of any such Claim by its own counsel and at its own expense. If the indemnifying Party reasonably and in good faith determines that the other Party is not diligently defending any Claim for which it seeks indemnification, then the indemnifying Party may, upon written notice to the other Party, assert control over such defense. Neither Party shall settle any Claim for which it is to be indemnified hereunder without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

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8. LIABILITY

8.1 Limitation of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF TIME, INDIRECT LOSS OF PROFITS OR REVENUES AND OTHER PECUNIARY LOSS AND COSTS OR LEGAL EXPENSES INCURRED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE SERVICES OR THE USE THEREOF, HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, STATUTE, TORT (INCLUDING NEGLIGENCE, OR ANY OTHER THEORY OF LIABILITY). NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL NOT BE LIMITED IN ANY MANNER TO THE EXTENT ARISING FROM SUCH PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO SUCH PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER.

9. GENERAL

9.1 Entire Agreement. This Agreement and the Merger Agreement, including all schedules hereto and thereto which are hereby incorporated by reference, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous or contemporaneous agreements, proposals, understandings and representations, whether written or oral, between the Parties with respect to the terms and conditions hereof. This Agreement may only be changed, modified or amended in writing and executed by both Parties.

9.2 Construction. The section headings of this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof. References to a section include references to all subsections of that section. For purposes of this Agreement, “include,” “includes,” and “including” are deemed to be followed by the term “without limitation,” and the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import shall refer to this Agreement as a whole and not to any specific provision of this Agreement. The Parties agree and acknowledge that this Agreement has been freely negotiated and entered into by each Party and that no court should in any manner construe any ambiguity against the draftsman solely by virtue of its role as draftsman.

9.3 Severability. Should any provision of this Agreement be declared to be invalid, void or unenforceable by a court of competent jurisdiction, then such provision shall be construed so as to be enforceable and to give the closest effect to such provision as drafted, and the remainder of this Agreement shall not be affected and shall remain in full force and effect.

9.4 No Waiver. No waiver of any right shall be effective unless consented to in writing by the Party to be charged with such wavier, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.5 Assignment. Neither Party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the other Party’s prior written consent (except as otherwise provided in Section 2.2 herein), which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may, upon written notice to the other Party, assign or transfer this Agreement in its entirety to a party that succeeds to all or substantially all

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of such Party’s business or assets, whether by sale, merger, operation of law or otherwise; provided, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Any attempted assignment or transfer in violation of this Section 9.5 shall be null and void.

9.6 Force Majeure. Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement due to acts of God, terrorism, natural disasters, earthquakes, fire, riots, floods, strikes, delays in transportation, material shortages and other similar events, to the extent such event is beyond the reasonable control of such Party and only for the duration of such event (each, a “Force Majeure Event”). Any Party so delayed in its performance due to a Force Majeure Event shall immediately notify the other Party by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay). In the event JGW or its Subsidiaries are unable to or do not provide Peach Group with Services due to a Force Majeure Event, Peach Group shall not be responsible for any amounts due for such period (i.e., the Fees shall be reduced on a pro rata basis for any such unavailability of the Services). In the event a Force Majeure Event affecting the performance of a Party continues for more than thirty (30) days, the other Party may terminate this Agreement upon notice to such affected Party.

9.7 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of, the Parties and their respective permitted successors and assigns. There are no third party beneficiaries to this Agreement, except as expressly set forth herein.

9.8 Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. The Parties agree to enforcement of this Agreement in the state and federal courts of Delaware only, and hereby consent to such venue and to the exclusive and personal jurisdiction of such courts over the subject matter of such enforcement and the Parties themselves.

9.9 Notices. Whenever any Party hereto desires or is required to give any notice, demand or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered in accordance with Section 9.6 of the Merger Agreement.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, JGW and Peach Group have caused this Custodial Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

J.G. WENTWORTH, LLC		PEACH GROUP HOLDINGS INC.
By:	/s/David Miller	By:
Name:	David Miller	Name:	James D. Terlizzi
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to Custodial Agreement]

IN WITNESS WHEREOF, JGW and Peach Group have caused this Custodial Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

J.G. WENTWORTH, LLC		PEACH GROUP HOLDINGS INC.
By:		By:	/s/ James D. Terlizzi
	Name: David Miller		Name: James D. Terlizzi
	Title: Chief Executive Officer		Title: Chief Executive Officer

[Signature Page to Custodial Agreement]

SCHEDULE A

Entities

1.	Life Settlement Corporation

2.	SES Endurance Trust

3.	Discounted Life Holdings, LLC

4.	DLP Funding, LLC

5.	DLP Funding II, LLC

6.	DLP Funding III, LLC

7.	DLP Funding, Ltd.

8.	DLP Funding II, Ltd.

9.	DLP Funding III Ltd

10.	DLP Master Trust

11.	DLP Master Trust II

12.	DLP Master Trust III

13.	TitleMasters Holding, LLC

14.	TitleMasters of Georgia, LLC

15.	TitleMasters of Tennessee, LLC

16.	TitleMasters of Alabama, LLC

17.	TitleMasters of Texas, LLC

18.	TitleMasters of Arizona, LLC

19.	TitleMasters of IL, LLC

20.	TitleMasters of VA, LLC

Records

A.	Documents Relating to Litigation Holds:

Documents:

1. All documents covered by the Litigation Hold Notices (as such term is defined in Exhibit 1 attached hereto) relating to the LSC Matters and all matters related thereto; including the documents described on Exhibit 1 attached hereto.

2. All documents covered by any litigation hold that may arise during the term of this Agreement and relate or apply to any of the entities set forth above on this Schedule A; provided, however, that Peach Group has given prompt written notice to JGW regarding the nature of the litigation and instructions with respect to what is covered by any litigation hold.

Timeframe:

From the date of the Closing through the date on which the underlying matters and disputes relating thereto have been fully and finally resolved or otherwise disposed of, either by means of a settlement thereof that has been fully performed or by means of a final, non-appealable judgment of the applicable court, arbitration panel or other Governmental Authority of competent jurisdiction and the full and complete satisfaction thereof (if adverse to the defendant(s) therein), including any judgment of an applicable court for which the time to file an appeal has lapsed.

B.	Documents Relating to Life Settlements:

Documents:

1. All accounts, books and records, documents, files, contracts, (whether proposed, offered or executed), bank statements, e-mails, medical records, underwriting documents, policy forms, applications, purchase agreements, and all checks, drafts, or other evidence and documentation relating to the payment, transfer, deposit, or release of funds from the date of any life settlement/viatical settlement transaction.

2. The life settlements database as it is hosted in its current form.

Timeframe:

From the date of the Closing through the later of (i) five (5) years after the date of the relevant document and (ii) three (3) years after the death of the insured life (in the case of a second-to-die policy, the death of the insured that dies last) in any life/viatical settlement contract.

C.	Facility Documents for all Financing Facilities relating to the Entities listed above on this Schedule A

Documents:

All financing facility documents for the entities listed above on Schedule A.

Timeframe:

For each financing facility, from the date of the Merger Closing through one (1) year after all amounts due under the financing facility have been paid in full.

D.	Documents Relating to TitleMasters:

At such time the Records of TitleMasters as listed below are subject to the terms of this Agreement pursuant to Section 1.1, Peach Group may elect, in its sole discretion, to retain the original copies of such Records and provide duplicate copies of such Records to JGW for retention pursuant to this Agreement.

1.	Documents:

Georgia Pawn Tickets and Texas Title Loan Transaction Packets (including the 1-MV, 2 MV, 3-MV and 4MV) and the data base (maintain same in tact).

Timeframe:

From the date of the Closing until two (2) years from the maturity of the Pawn/Loan Transaction.

2.	Documents:

The permanent record books relating to TitleMasters Georgia Pawn Transactions.

Timeframe:

From the date of the Closing until four (4) years from the date of the transaction.

For the purposes hereof, “Document(s)” shall be broadly construed and shall include any and all media in/or which information is on may be stored, including without limitation electronically stored information, back-up tapes, hard drives or other storage media; provided, however, that JGW shall not be required to maintain Documents or Records in more than one format or multiple copies of any Document or Record in the same format.

 EXHIBIT 1

Description of Documents Covered by the Litigation Hold

The litigation hold notices dated August 8, 2007 and October 4, 2007 (“Litigation Hold Notices”) related to litigation styled Life Receivables Ireland, Ltd. v. Life Settlement Corporation d/b/a Peachtree Life Settlements, Senior Settlement Holding Corporation, Babcock & Brown Investment Management Partners LP, Babcock & Brown LP, United States District Court, Northern District of Georgia, Case No.: Civil Action No. 1:07-CV-01541-RWS, an arbitration styled Goshawk Dedicated Ltd. and Kite Dedicated Ltd. v. Life Settlement Corporation, ICDR Case No. 50 195 T 00337 06 and ICDR No. 50 195 T 00119 08, and subpoenas issued by Goshawk Dedicated Ltd. in litigation styled Goshawk Dedicated LTD v. American Viatical Services, LLC, Case No. 1:05-CV-2343-RWS, U.S. District Court, Northern District of Georgia.

The litigation hold notices cover all documents, no matter how created, including paper documents, electronically stored information and e-mails, including documents related to the matter that are electronic (as opposed to “hard copy”) format. Some examples of “electronically stored information” or “ESI,” in addition to e-mails, are as follows: files saved on any computers, including computer desktops, laptops, home computers, or servers (such as word processing documents or spreadsheets); network drives; web-based files; files stored on a PDA; and electronically imaged documents. The time period is from January 1, 1998 to date.

The topics of the Litigation Hold Notices relate primarily to the following:

1.	All documents relating to, referring to, or discussing the sale of any interest in Life Receivables II, LLP (“LRII”), including but not limited to any communications, agreements (including drafts), or contracts concerning the sale and purchase of an interest in LRII.

2.	All documents relating to, referring to, or discussing Life Receivables Ireland Limited (“LR Ireland”).

3.	All documents relating to, referring to, or discussing any due diligence by any entity or individual performed in connection with the sale of an interest in LRII to LR Ireland.

4.	All documents relating to, referring to, or discussing any communications or meetings between Life Settlement Corporation d/b/a Peachtree Life Settlements (“LSC”) and Cavell Managing Agency Ltd. and/or Cavell Management Services Ltd. and/or Goshawk Dedicated Ltd., Kite Dedicated Ltd., f/k/a Goshawk Dedicated (No. 2) Ltd. (together “Goshawk”), including but not limited to any communications or meetings regarding the contingency cost insurance policies, commutation of the contingency cost insurance policies, Life Expectancy Evaluations (“LEs”) or American Viatical Services (“AVS”).

5.	All documents relating to, referring to, or discussing financing obtained or received by LSC to purchase or originate life insurance policies.

6.	All documents relating to, referring to, or discussing any or all of the contingency cost insurance policies issued by Goshawk.

7.	All documents relating to, referring to, or discussing the LEs provided by AVS or any other medical evaluator, including but not limited to the reliability and accuracy of the LEs.

8.	All documents concerning communications with AVS, regardless of the content of the communications.

9.	All documents relating to, referring to, or discussing the concept, negotiation or issuance of contingency cost insurance policies by Goshawk.

10.	All documents relating to, referring to, or discussing Cheng-Ching Wang, including but not limited to medical records and LEs.

11.	Cover Pages for subpoena productions made to Goshawk Dedicated Limited.

12.	All documents concerning the relationship between and among Life Receivables Trust (“LRT”); Life Receivables I, LLC; Life Receivables II, LLC; Life Receivables Holdings, LLC; LSC; Settlement Funding, LLC d/b/a Peachtree Settlement Funding; and Peachtree Settlement Funding Corporation, including documents relating to the formation of LRT, as well as any common employees, officers, or directors of those companies.

13.	All documents concerning CCI Policies Nos. CR010054 and CR000252 (the “CCI Policies”), including but not limited to documents relating to any policy revisions, endorsements, bordereaux, or coverage certifications or to the structuring, negotiation and placement of the CCI Policies.

14.	All documents concerning communications with AVS relating to the CCI Policies, the LEs generally, and the LEs of Cheng Ching Wang.

15.	All documents concerning communications with Tyser relating to the CCI Policies.

16.	All documents concerning communications with Lloyd’s of London (including Lloyd’s Syndicate 102), Merlin Underwriting Agency, Ltd., Goshawk Syndicate Management Limited, or Gammell Kershaw & Company Ltd. relating to the CCI Policies, the LEs generally, or the Wang Policies.

17.	All documents concerning communications with Babcock & Brown, Allied Irish Bank of Dublin, Abbey National Bank, or Davy & Company relating to the CCI Policies, Cheng Ching Wang, the LEs generally, or the Wang Policies.

18.	All communications with Portsmouth, Hoyle Donnelly, or Larry Simon relating to the Wang Policies, Cheng Ching Wang, LEs generally, or the methodologies of AVS.

19.	All documents concerning LSC/Peachtree’s selection, hiring, and/or use of AVS to perform LEs, including life expectancy evaluator criteria or methods, as well as compensation structure and any incentive targets or goals.

20.	All documents concerning communications with AVS, Navisys Guiding Insurance Solutions, International Underwriting Services, or any other third-party consulting physician or group of consulting physicians, relating to the Wang Policies or the CCI Policies, including but not limited to payment records for services performed by AVS or others for LEs, including all communications that LSC/Peachtree, or its counsel or representatives, had with AVS or its counsel or representatives.

21.	All documents concerning Cheng Ching Wang, including but not limited to documents relating to the purchase of the Wang Policies, any medical records or life evaluations of Mr. Wang, communications with Mr. Wang’s physicians or other providers of medical services.

22.	All documents concerning LRT’s claim on Policy No. CR010054 in respect of the Wang Policies.

23.	All documents concerning the procurement, maintenance, updating, augmentation, amendment, or chain of custody, of medical records or information relating to Mr. Wang.

24.	All documents concerning the policies or practices of LSC/Peachtree for the preservation and/or destruction of records.

25.	All documents concerning the methodologies and/or factors that LSC/Peachtree used to calculate the purchase price for life policies, including but not limited to the Wang Policies.

26.	All documents concerning communications with any investor, prospective investor, investor representative, investment advisor, investment vehicle, broker, originator, servicer, trustee, or agent related to Wang family members or advisers or the Wang Policies.

27.	All documents concerning communications with any investor, prospective investor, investor representative, investment advisor, investment vehicle, broker, originator, servicer, trustee, or agent involved in the procurement or sale of the Wang Policy, or generally with respect to the life insurance policies declared to the CCI Policies.

28.	All documents concerning subpoenas that Coventry or 21st Services have issued to LRT or Peachtree.

29.	All documents concerning the following allegations by LRT:

(a)	in Paragraph 39 of the Statement of Claim, that “LSC and LRT have complied with their obligations under the Contingency Policy.”

(b)	at the Organizational Meeting (Tr. 50) that Syndicate 102 “participated in the setting up” of LRT’s financial transactions.

(c)	in LRT’s February 6 letter that Tyser was acting not as LRT’s insurance broker at Lloyd’s of London, but on behalf of the Underwriters.

30.	All documents concerning premium charged, to be charged, invoiced, or paid in respect of the Wang Policies, including without limitation:

(a)	All documents that were the basis for the premium amount reflected on the bordereaux, annexed hereto as Appendix A, in respect of the Wang Policies;

(b)	All documents showing premium invoiced by MONY Life Insurance Co. for the period 2000 through 2006 in respect of the Wang Policies;

(c)	All documents reflecting amounts actually paid in premium on the Wang Policies for the period 2000 through 2006;

(d)	All illustrations prepared by MONY Life Insurance Co. with respect to the Wang Policies for the period 2000 through 2006; and

(e)	All bordereaux LSC/Peachtree prepared reflecting premium descriptions for the Wang Policies.

31.	All documents concerning communications with Tyser, including correspondence authorizing Tyser to release certain documents to Syndicate 102.

32.	All documents concerning communications with AVS, AVS’s counsel or other representatives, including but not limited to all communications between representatives or counsel of LSC/Peachtree and representatives or counsel of AVS regarding the litigation pending with AVS in the U.S. District Court for the Northern District of Georgia entitled Goshawk Dedicated Ltd. v. American Viatical Services, LLC.

33.	All documents concerning communications with LRT, LRT’s counsel Seward & Kissel or other representatives, including but not limited to all communications between representatives or counsel for LSC/Peachtree and representatives or counsel for LRT regarding this arbitration.

34.	All LSC/Peachtree brochures, organizational charts, and all business cards (including but not limited to Craig M. Lessner, Jeffrey K. Nipp, Sergio Salani, Lori Wengatz, James Terlizzi, and Timothy Trankina) over the relevant period.

35.	All documents concerning (w) any sample policies provided to the Underwriters, (x) any inquiries in relation to Mr. Wang, (y) LSC/Peachtree’s own internal or separately obtained analyses or projections or other actuarial information, and (z) any quotations or information or proposals provided by other underwriters or insurers.

36.	All documents concerning communications with consultants regarding LEs prepared, or methodology used, by AVS, or regarding eligibility certifications delivered to the Trustee relating to such life insurance policies.

37.	All Documents and ESI concerning Communications with AVS with regard to LEs, including without limitation Documents and ESI concerning processes methodologies, practices, systems, tools (e.g. manuals, tables, models), and confidence levels and including without limitation the manner in which LEs (preliminary, final or revised) would be provided by AVS.

38.	All Documents and ESI concerning Communications with AVS with regard to Mortality Experience in respect of LEs developed by AVS or another LE Evaluator.

39.	All Documents and ESI concerning mortality reports, mortality profiles or LEs or projections that AVS made, or AVS was requested to make, on life insureds whose life insurance policies had been or were subsequently purchased or originated by LSC/Peachtree for onward transfer of those life insurance policies and/or any interest therein to LRT.

40.	All Documents and ESI concerning mortality reports, mortality profiles or LEs or projections that AVS made, or AVS was requested to make, on life insureds whose life insurance policies and/or any interest therein that LSC/Peachtree considered for onward transfer to LRT.

41.	All Documents and ESI concerning Communications with AVS with regard to any of the individuals listed on Appendix A [a schedule of all LRT insureds], including without limitation Communications with regard to the LE of those individuals, or with regard to the transfer, or possible transfer, to LRT of life policies (and/or any interest therein) on which any of those individuals was an insured life.

42.	All documents and ESI concerning the individuals listed on Appendix A [a schedule of LRT insureds], including but not limited to documents relating to the purchase of the life policies of those individuals, any medical records or life evaluations of those individuals and/or Communications with their physicians or other providers of medical services.

43.	All invoices or billings issued by AVS in connection with LEs, and all documents and ESI concerning such invoices, billings or payment of same or concerning LEs referred to in such invoices and billings.

44.	All contracts and agreements (including drafts) between AVS and LSC/Peachtree and all documents and ESI concerning Communications with AVS regarding any such contracts and agreements.

45.	All Documents and ESI concerning Communications with rating agencies or with entities that provided, or considered providing financial backing (equity, debt or guaranty) for LSC/Peachtree’s purchase or origination of life policies insofar as such Communication’s were concerning (i) AVS in any respect or (ii) LEs generally.

46.	All Documents and ESI concerning Communications with LRT, Babcock & Brown, Allied Irish Bank of Dublin, Abbey National Bank, IIU, Davy or any other entity with regard to AVS and its methodologies.

47.	All Documents and ESI concerning Communications with LRT, Babcock & Brown, Allied Irish Bank of Dublin, Abbey National Bank, nu, Davy or any other entity concerning Mortality Experience with respect to LE Evaluations performed by AVS or other LE Evaluators.

48.	All documents and ESI concerning Communications with Lloyd’s of London (including Lloyd’s Syndicate 102), Merlin Underwriting Agency, Ltd., Goshawk Syndicate Management Limited, or Gammell Kershaw & Company Ltd, relating to AVS, LE Evaluations, the CCI Policies or the LEs generally.

49.	All documents and ESI concerning Communications with Portsmouth, Life Benefactors, Hoyle Donnelly, or Larry Simon relating to the LEs generally, or the methodologies of AVS.

50.	All documents and ESI concerning Communications with any investor, prospective investor, investor representative, investment advisor, investment vehicle, broker, originator, servicer, trustee or agent relating to AVS, its LEs, its methodologies, or its Mortality Experience, or relating to LEs generally.

51.	All Documents and ESI concerning Communications with AVS with regard to remuneration or other benefits paid or to be paid to AVS in connection with AVS’s preparation of LEs, including fees payable in respect of life policies purchased and not purchased by LSC/Peachtree, or fees payable for any other service.

52.	All documents and ESI concerning LSC/Peachtree’s selection, hiring, and/or use of AVS to perform Life Evaluations, including LE evaluator criteria or methods, as well as compensation structure and any incentive targets or goals.

53.	All documents and ESI concerning Communications with AVS, Navisys Guiding Insurance Solutions, International Underwriting Services, or any other third-party consulting physician or group of consulting physicians, relating to the CCI Policies, including but not limited to payment records for services performed by AVS or others for LEs.

54.	All documents and ESI concerning the policies or practices of LSC/Peachtree for the preservation and/or destruction of records.

55.	All documents and ESI concerning the methodologies and/or factors that LSC/Peachtree used to calculate the purchase price for life policies.

56.	All documents and ESI concerning Communications with Phil Loy, AVS, AVS’s counsel or other representatives, including but not limited to all Communications between representatives or counsel of LSC/Peachtree and representatives or counsel of AVS, regarding this litigation or regarding the arbitrations pending between LRT and Syndicate 102.

57.	All documents and ESI concerning Communications with LRT, LRT’s counsel Seward & Kissel or other representatives, including but not limited to all Communications between representatives or counsel for LSC/Peachtree and representatives or counsel for LRT regarding this litigation.

58.	All LSC/Peachtree brochures, organizational charts, and all business. cards (including but not limited to Craig M. Lessner, Jeffrey K. Nipp, Sergio Salani, Lori Wengatz, James Terlizzi, and Timothy Trankina) over the relevant period.

59.	All documents and ESI concerning Communications with consultants regarding the Mortality Experience of AVS, life expectancy evaluations prepared by AVS, or life expectancy methodology used by AVS, or regarding eligibility certifications delivered to the Trustee relating to life insurance policies.

60.	All documents and ESI concerning Dr. Carl Neuman, including but not limited to (i) Dr. Neuman’s employment history with LSC/Peachtree, (ii) any contracts between Dr. Neuman and LSC/Peachtree, and (iii) LSC/Peachtree Communications with Dr. Neuman in which Dr. Neuman was either the author or a recipient regarding AVS, Phil Loy or any of the individuals listed on Appendix A [individual insureds in the LRT Portfolio].

SCHEDULE B

1. All third party costs incurred by JGW in furtherance of its obligations hereunder.

2. During the first 6 months following the date hereof during the segregation and identification process outlined in Section 2.4, JGW and Peach will determine the reasonable fees associated with JGW performing its obligations hereunder. If the Parties are unable to agree on reasonable fees within 8 months following the Closing Date, Peach Group will engage a third party to perform such services and this Agreement will terminate on the earlier of the date a third party is hired and has taken custody of all the Records or the 12 month anniversary of the Closing Date.